A.G. Edwards Announces Full-Year and Fourth-Quarter Results For Fiscal 2003

ST. LOUIS, March 27, 2003 - A.G. Edwards, Inc. (NYSE: AGE) today announced results for the fiscal year and fourth quarter ended February 28, 2003.

Net earnings for fiscal 2003 were $119 million, or $1.46 diluted earnings per share, on net revenues of $2.2 billion. For the prior fiscal year, net earnings were $72 million, or $0.88 diluted earnings per share, including restructuring and other charges of $107 million ($67 million after-tax), on net revenues of $2.3 billion. Excluding these charges, net earnings in fiscal 2002 were $139 million, or $1.71 diluted earnings per share.

For the fourth quarter of fiscal 2003, net earnings were $21 million, or $0.26 diluted earnings per share, on net revenues of $514 million. By comparison, the fourth quarter of fiscal 2002 resulted in a net loss of $37 million, or a $0.46 per-share loss, including the above-mentioned charges, on net revenues of $580 million. Excluding these charges, net earnings for the fourth quarter last year were $30 million, or $0.37 diluted earnings per share.

"The hard work of our employees kept our firm on a profitable path while in the midst of the worst market conditions in decades," said Robert L. Bagby, chairman, president and chief executive officer. "Our performance was hampered by lower interest rates, decreased margin loan balances, and global concerns that suppressed investor activity. On a positive note, we were pleased to have the second-best year for investment banking revenues in our firm's history, and our financial consultants continued to attract new clients and assets to A.G. Edwards despite the difficult market.

"While expense control helped our profitability this year - and we continue to manage expenses under the assumption that revenues will stay under pressure - we also remain focused on ways to grow revenues and invest in our firm to ensure our success over the long term. We will continue to recruit quality financial consultants who share our philosophy of putting the client first and who can benefit from our award-winning training programs. We are excited about our future and are confident these efforts will continue to serve our shareholders' best interests over the long term as we maintain our independent course."

RESULTS OF OPERATIONS
Commissions - Commission revenues declined in both the full-year and fourth-quarter time periods by 6 percent ($55 million) and 11 percent ($26 million), respectively, versus the year-ago periods, primarily due to the lack of investor activity in equity investments given the market conditions of the past year.

Asset Management and Service Fees - For fiscal 2003, asset management and service fee revenues declined 5 percent ($34 million) compared to fiscal 2002. For the fourth quarter, these revenues declined 12 percent ($20 million) compared to last year's fourth quarter. The decline in both periods mainly reflects the effect of lower distribution fees received from certain money funds that reached expense caps due to current money fund yields.

Principal Transactions - Revenues from principal transactions in fiscal 2003 declined 3 percent ($9 million) compared to fiscal 2002, as decreased investor interest in corporate debt and equity securities was partially offset by increased investor interest in municipal and government debt. For the fourth quarter, principal-transaction revenues declined 12 percent ($10 million) versus the same period last year due to lower activity in fixed-income and equity investments.

Investment Banking - The firm posted its second-best year for investment banking with revenues of $251 million, a decrease of 2 percent ($5 million) from the record set last year. For the fourth quarter, investment-banking revenues decreased 12 percent ($7 million) versus the fourth quarter last year. The revenue difference in both periods reflects decreased activity in corporate fixed-income products, partially offset by increased activity in municipal-debt and government-debt products.

Net Interest Revenue - Interest revenue net of interest expense decreased 31 percent ($46 million) for the full year and decreased 17 percent ($5 million) in the fourth quarter versus the like periods in fiscal 2002. As in prior periods in fiscal 2003, the decreases were due to declines in average client margin balances and in the average interest rates charged on these balances.

Other Revenue - For fiscal 2003, other revenue increased $4 million when compared to fiscal 2002. Other revenue in the fourth quarter increased $2 million when compared to the year-ago quarter.

Non-Interest Expenses - Non-interest expenses decreased 10 percent ($224 million) during fiscal 2003 compared to the prior fiscal year. For the fourth quarter, non-interest expenses decreased 25 percent ($164 million) compared to the same quarter a year ago. Non-interest expenses in both time periods include the effect of restructuring and other charges of $107 million.

Compensation and benefits for fiscal 2003 decreased 7 percent ($104 million) compared to fiscal 2002. For the fourth quarter, compensation and benefits decreased 13 percent ($53 million) versus the same quarter last year. Compensation and benefits in both time periods reflect a decline in commissionable revenue as well as the effects of ongoing attrition and last year's workforce reductions.

Non-compensation-related expenses decreased 17 percent ($120 million) for fiscal 2003 and decreased 45 percent ($112 million) during the fourth quarter when compared to the like periods last year. Both the full-year and fourth-quarter time periods, which include the effect of the above-mentioned charges, reflect decreases in communication and technology expenses and in expenses related to a reserve established in the prior year for a previously disclosed margin loan that now is fully reserved.

Income Taxes - The Company's effective income tax rate for fiscal 2003 was 31 percent compared to 22 percent in fiscal 2002 primarily as a result of corporate structure changes and lower taxable earnings during fiscal 2002.

ADDITIONAL STOCKHOLDER INFORMATION
As of February 28, 2003, stockholders' equity was $1.69 billion, or $20.93 per share. Diluted earnings per share for fiscal 2003 and fiscal 2002 were based on 81 million average common and common equivalent shares outstanding.

ABOUT A.G. EDWARDS, INC. A.G. Edwards, Inc. is a financial services holding company whose primary subsidiary is the national investment firm of A.G. Edwards & Sons, Inc. For more than 116 years, individuals and businesses have turned to A.G. Edwards & Sons to develop strong personal relationships with financial consultants dedicated to a client-first philosophy of providing financial solutions tailored to their clients' individual needs. A.G. Edwards and its affiliates encompass 7,222 financial consultants in 709 offices nationwide and in London, England.

This material may contain forward-looking statements within the meaning of federal securities laws. Actual results are subject to risks and uncertainties, including both those specific to the Company and those to the industry, which could cause results to differ materially from those contemplated. The risks and uncertainties include, but are not limited to, general economic conditions, government monetary and fiscal policy, the actions of competitors, regulatory changes and actions, changes in legislation, risk management, legal claims, technology changes, compensation changes, and implementation and effects of expense-reduction strategies. Undue reliance should not be placed on the forward-looking statements, which speak only as of the date of this release. The Company does not undertake any obligation to publicly update any forward-looking statements.

A. G. EDWARDS, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(In thousands, except per share amounts)
(Unaudited)

	For the Twelve Months Ended
	February 28,	February 28,	Increase/	%
	2003	2002	(Decrease)	Chg.
REVENUES:

Commissions	$895,019	$950,025	$(55,006)	(5.8)
Asset management and service fees	625,626	659,282	(33,656)	(5.1)
Principal transactions	311,124	319,684	(8,560)	(2.7)
Investment banking	251,180	256,429	(5,249)	(2.0)
Interest	106,027	171,968	(65,941)	(38.3)
Other	10,239	6,592	3,647	55.3

TOTAL REVENUES	2,199,215	2,363,980	(164,765)	(7.0)

Interest expense	5,214	25,567	(20,353)	(79.6)

NET REVENUES	2,194,001	2,338,413	(144,412)	(6.2)

NON-INTEREST EXPENSES:

Compensation and benefits	1,453,671	1,557,720	(104,049)	(6.7)
Communication and technology	282,603	295,353	(12,750)	(4.3)
Occupancy and equipment	134,149	133,240	909	0.7
Marketing and business development	40,177	41,612	(1,435)	(3.4)
Floor brokerage and clearance	22,464	21,912	552	2.5
Other	89,503	114,056	(24,553)	(21.5)
Restructuring	-	82,462	(82,462)	(100.0)

TOTAL NON-INTEREST EXPENSES	2,022,567	2,246,355	(223,788)	(10.0)

EARNINGS BEFORE INCOME TAXES	171,434	92,058	79,376	86.2

INCOME TAXES	52,606	20,557	32,049	155.9

NET EARNINGS	$118,828	$71,501	$47,327	66.2

EARNINGS PER SHARE:
Diluted	$1.46	$0.88	$0.58	65.9
Basic	$1.48	$0.89	$0.59	66.3

AVERAGE COMMON AND COMMON
EQUIVALENT SHARES OUTSTANDING:
Diluted	81,172	81,282
Basic	80,128	80,013

STOCKHOLDERS' EQUITY	$1,688,537	$1,647,796

BOOK VALUE PER SHARE	$20.93	$20.42

TOTAL SHARES OUTSTANDING (end of period)	80,680	80,695

A. G. EDWARDS, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(In thousands, except per share amounts)
(Unaudited)

	For the Three Months Ended
	February 28,	February 28,	Increase/	%
	2003	2002	(Decrease)	Chg.
REVENUES:

Commissions	$214,698	$240,995	$(26,297)	(10.9)
Asset management and service fees	146,480	166,353	(19,873)	(11.9)
Principal transactions	74,328	84,411	(10,083)	(11.9)
Investment banking	51,913	58,737	(6,824)	(11.6)
Interest	23,249	29,564	(6,315)	(21.4)
Other	3,522	2,008	1,514	75.4

TOTAL REVENUES	514,190	582,068	(67,878)	(11.7)

Interest expense	507	2,076	(1,569)	(75.6)

NET REVENUES	513,683	579,992	(66,309)	(11.4)

NON-INTEREST EXPENSES:

Compensation and benefits	342,509	395,367	(52,858)	(13.4)
Communication and technology	68,112	76,818	(8,706)	(11.3)
Occupancy and equipment	33,712	33,756	(44)	(0.1)
Marketing and business development	9,643	9,434	209	2.2
Floor brokerage and clearance	4,820	6,222	(1,402)	(22.5)
Other	22,057	41,191	(19,134)	(46.5)
Restructuring	-	82,462	(82,462)	(100.0)

TOTAL NON-INTEREST EXPENSES	480,853	645,250	(164,397)	(25.5)

EARNINGS/(LOSS) BEFORE INCOME TAXES	32,830	(65,258)	98,088	n.m.

INCOME TAXES	11,629	(28,276)	39,905	n.m.

NET EARNINGS/(LOSS)	$21,201	$(36,982)	$58,183	n.m.

EARNINGS/(LOSS) PER SHARE:
Diluted	$0.26	$(0.46)	$0.72	n.m.
Basic	$0.26	$(0.46)	$0.72	n.m.

AVERAGE COMMON AND COMMON
EQUIVALENT SHARES OUTSTANDING:
Diluted	81,556	80,399
Basic	80,382	80,399

STOCKHOLDERS' EQUITY	$1,688,537	$1,647,796

BOOK VALUE PER SHARE	$20.93	$20.42

TOTAL SHARES OUTSTANDING (end of period)	80,680	80,695

A. G. EDWARDS, INC.
QUARTERLY CONSOLIDATED STATEMENTS OF EARNINGS
(In thousands, except per share amounts)
(Unaudited)

	For the Three Months Ended
	February 28,	November 30,	August 31,	May 31,	February 28,
	2003	2002	2002	2002	2002
REVENUES:

Commissions	$214,698	$204,664	$224,284	$251,373	$240,995
Asset management and service fees	146,480	146,944	163,347	168,855	166,353
Principal transactions	74,328	69,418	83,732	83,646	84,411
Investment banking	51,913	65,552	71,857	61,858	58,737
Interest	23,249	25,985	27,821	28,972	29,564
Other	3,522	1,474	(482)	5,725	2,008

TOTAL REVENUES	514,190	514,037	570,559	600,429	582,068

Interest expense	507	1,051	1,418	2,238	2,076

NET REVENUES	513,683	512,986	569,141	598,191	579,992

NON-INTEREST EXPENSES:

Compensation and benefits	342,509	336,983	378,670	395,509	395,367
Communication and technology	68,112	67,778	73,687	73,026	76,818
Occupancy and equipment	33,712	34,408	34,041	31,988	33,756
Marketing and business development	9,643	10,383	10,031	10,120	9,434
Floor brokerage and clearance	4,820	6,038	6,186	5,420	6,222
Other	22,057	21,077	25,240	21,129	41,191
Restructuring	-	-	-	-	82,462

TOTAL NON-INTEREST EXPENSES	480,853	476,667	527,855	537,192	645,250

EARNINGS/(LOSS) BEFORE INCOME TAXES	32,830	36,319	41,286	60,999	(65,258)

INCOME TAXES	11,629	4,352	14,690	21,935	(28,276)

NET EARNINGS/(LOSS)	$21,201	$31,967	$26,596	$39,064	$(36,982)

EARNINGS/(LOSS) PER SHARE:

Diluted	$0.26	$0.39	$0.33	$0.48	$(0.46)
Basic	$0.26	$0.40	$0.34	$0.48	$(0.46)

AVERAGE COMMON AND COMMON
EQUIVALENT SHARES OUTSTANDING:
Diluted	81,556	81,013	80,313	81,770	80,399
Basic	80,382	79,945	79,453	80,732	80,399

STOCKHOLDERS' EQUITY	$1,688,537	$1,668,482	$1,627,319	$1,652,396	$1,647,796

BOOK VALUE PER SHARE	$20.93	$20.85	$20.59	$20.64	$20.42

A.G. EDWARDS, INC.
QUARTERLY STATISTICAL INFORMATION
(Dollars in thousands, except per share amounts)
(Unaudited)

	4Q FY03	3Q FY03	2Q FY03	1Q FY03	4Q FY02

Net Revenues	$513,683	$512,986	$569,141	$598,191	$579,992

Earnings/(Loss) Before Income Taxes	$32,830	$36,319	$41,286	$60,999	$(65,258)

Net Earnings/(Loss)	$21,201	$31,967	$26,596	$39,064	$(36,982)

Net Earnings as a
Percent of Net Revenues	4.1%	6.2%	4.7%	6.5%	n.m.

Average Diluted Shares-
(000's Omitted)	81,556	81,013	80,313	81,770	80,399

Earnings/(Loss) Per Share (Diluted)	$0.26	$0.39	$0.33	$0.48	$(0.46)

Dividends Per Share	$0.16	$0.16	$0.16	$0.16	$0.16

Stockholders' Equity	$1,688,537	$1,668,482	$1,627,319	$1,652,396	$1,647,796

Book Value Per Share	$20.93	$20.85	$20.59	$20.64	$20.42

Return On Average Equity-
(Quarter Results Annualized)	5.1%	7.8%	6.5%	9.5%	-8.9%

Total Assets	$3,975,459	$3,912,376	$3,922,854	$4,155,923	$4,187,170

Financial Consultants	7,222	7,279	7,345	7,361	7,384

Full-time Employees	16,181	16,333	16,574	16,620	16,791

Locations	709	709	708	706	705

Total Client Assets	$228,000,000	$236,000,000	$234,000,000	$251,000,000	$249,000,000

Assets In Fee-based Accounts	$19,778,000	$20,882,000	$20,339,000	$22,147,000	$21,741,000